Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2019 RESULTS

Third Quarter Results

•	Total revenues of $60.8 million, a 3% year-over-year decrease
•	U.S. revenues of $28.6 million, a 9% year-over-year increase; U.S. product revenues of $21.6 million, a 19% year-over-year increase
•	Net income of $3.6 million and income per diluted share of $0.08
•	Adjusted EBITDA of $13.6 million and a 22% Adjusted EBITDA margin
•	Total liquidity of $66.5 million; $4.5 million in cash on hand and $62.0 million of potential revolver availability

HOUSTON, November 4, 2019 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended September 30, 2019.

Financial Review

Revenues were $60.8 million for the quarter ended September 30, 2019, which was a decrease of 3% compared to the third quarter of 2018. This decrease was primarily attributable to a decrease in the volume of sales of our fracturing systems products and services and our well construction products in the U.S., partially offset by increased sales of our Repeat Precision, LLC (“Repeat Precision”) products.  Total revenues increased by 53% as compared to the second quarter of 2019 with increases of  7% in the United States, 127% in Canada and 301% outside of North America.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $28.6 million, or 47% of total revenues, in the third quarter of 2019,  a  decrease compared to $33.9 million, or 54% of total revenues, in the third quarter of 2018. Cost of sales was a higher percentage of revenues due to reductions in the pricing of our products and services, the use of third-party machining capacity, and higher cost of sales in tracer diagnostics, related to field service staffing levels and increased chemical costs associated with tariffs imposed on certain imports from China in September 2018 and later increased in May 2019. These increases were partially offset by increased sales at Repeat Precision, which enabled better fixed cost utilization.

Selling, general and administrative (“SG&A”) expenses of $20.4 million increased in the third quarter as compared to the third quarter of the prior year.  The increase was due to higher professional services expenses, most notably litigation expenses, and a one-time severance charge of $0.7 million related to a reduction in workforce, partially offset by lower research and development expenses.

Net income was $3.6 million, or $0.08 per diluted share, for the quarter ended September 30, 2019, which included a net impact of $0.1 million (after tax effect of $(6.8) million, or  $(0.15) per diluted share) related to realized and unrealized foreign currency gains and losses as well as the income tax impact of the income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment recorded earlier this year. Adjusted net loss,  which excludes these items, was $(3.2) million, or $(0.07) per diluted share, for the quarter ended September 30, 2019. This compares to a net income of $6.3 million, or $0.13 per diluted share, in the third quarter of 2018, which included a net benefit of $1.2 million  ($0.9 million after tax, or $0.02 per diluted share) related to the change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses. Adjusted net income, which excludes these items, was  $5.4 million, or $0.11 per diluted share, for the quarter ended September 30, 2018.

Adjusted EBITDA was $13.6 million for the quarter ended September 30, 2019,  a decrease of $(4.4) million as compared to the third quarter of 2018.  Adjusted EBITDA margin for the quarter was 22%, as compared to 29% for the third quarter of 2018.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $0.3 million, net, for the third quarter of 2019 and $4.4 million, net, for the nine months ended September 30, 2019.

As of September 30, 2019, the Company had $4.5 million in cash, total potential availability under its revolving credit facility of $62.0 million and $16.3 million in total debt. During the third quarter, the Company reduced its total debt by $3.2 million, including a $3.0 million reduction in its revolving credit facility balance.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “I’m very proud of the tremendous team we have at NCS and the results we were able to deliver during the third quarter. Despite a difficult market environment which, for example, saw the average U.S. land rig count fall by 7% on a sequential basis, we achieved 7% sequential total U.S. revenue growth and our eighth consecutive quarter of sequential U.S. product sales growth. Market conditions in Canada continue to be very challenging, with the average land rig count in the third quarter 37% below last year’s levels. By growing our market share in fracturing systems and focusing on cross-selling each of our product and service lines, we limited our year-over-year decline in Canadian revenue to only 10%. We also demonstrated the benefit of our international footprint during the quarter, having provided products or services in Argentina, China, Russia, the Middle East,  the North Sea and the UK.

As we look forward to the fourth quarter, we expect a continued decline in rig count and completion activity in the U.S., as customers constrain activity to stay within their capital budgets. In Canada, the average rig count through the first three quarters was 33% below the same period during 2018. We expect customer activity in the fourth quarter to continue to be materially below last year’s levels. International activity remains a relative bright spot, being more resilient than customer activity in North America.

We made good progress during the third quarter in advancing initiatives undertaken to address the items that pressured our gross margin during the second quarter. There is still room to improve, and we continue to work to enhance the efficiency of our supply chain and commercialize new products that we believe will benefit our gross margin in the future. This is especially important in an environment with declining customer activity, as we face today, which creates significant competitive pricing pressure among oilfield services companies.

We made the difficult decision to reduce our workforce by 6% in July. We are highly focused on managing our spending as a company, and were able to reduce our SG&A by over 10% in the third quarter, as compared to the second quarter. We are again reducing our expected full year gross capital spending to between $6.0 and $7.0 million, the midpoint of which is less than half of 2018 capital spending. Our employees continue to provide us with additional ideas for further improving the efficiency of our operations and streamlining our spending, and the results speak for themselves.

As always, I want to thank each and every one of our employees for their efforts, actions, support and ideas. It is through this team, which delivers excellent operational performance and customer service every single day, that we are able to earn the right to work for our customers and drive continued innovation in our industry.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2019 results on Tuesday,  November 5, 2019 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 1753687. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 1753687. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:  declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to accurately predict customer demand; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; complications with the design and implementation of our new enterprise resource planning system; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues
Product sales	$43,756	$44,633	$110,933	$122,514
Services	17,017	18,058	42,458	54,261
Total revenues	60,773	62,691	153,391	176,775
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	23,796	20,275	57,032	57,600
Cost of services, exclusive of depreciation and amortization expense shown below	8,413	8,542	25,021	24,721
Total cost of sales, exclusive of depreciation and amortization expense shown below	32,209	28,817	82,053	82,321
Selling, general and administrative expenses	20,441	19,356	66,360	62,508
Depreciation	1,461	1,174	4,382	3,429
Amortization	1,153	3,255	3,451	9,859
Change in fair value of contingent consideration	—	(1,865)	37	(3,005)
Impairment	—	—	7,919	—
Income (loss) from operations	5,509	11,954	(10,811)	21,663
Other income (expense)
Interest expense, net	(424)	(317)	(1,497)	(1,382)
Other income, net	259	28	349	68
Foreign currency exchange loss	(131)	(688)	(678)	(399)
Total other expense	(296)	(977)	(1,826)	(1,713)
Income (loss) before income tax	5,213	10,977	(12,637)	19,950
Income tax (benefit) expense	(1,396)	3,211	10,200	3,137
Net income (loss)	6,609	7,766	(22,837)	16,813
Net income attributable to non-controlling interest	2,988	1,443	7,809	3,565
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,621	$6,323	$(30,646)	$13,248
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.08	$0.14	$(0.66)	$0.29
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.08	$0.13	$(0.66)	$0.28
Weighted average common shares outstanding
Basic	46,892	44,943	46,552	44,660
Diluted	46,921	47,404	46,552	47,254

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$4,518	$25,131
Accounts receivable—trade, net of allowances of $846 and $311 at 2019 and 2018, respectively	57,826	49,984
Inventories	40,614	32,753
Prepaid expenses and other current assets	2,069	2,037
Other current receivables	5,328	4,685
Total current assets	110,355	114,590
Noncurrent assets
Property and equipment, net	33,670	32,296
Goodwill	15,222	23,112
Identifiable intangibles, net	46,146	48,985
Deposits and other assets	7,672	1,392
Deferred income taxes, net	—	9,326
Total noncurrent assets	102,710	115,111
Total assets	$213,065	$229,701
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$18,122	$7,167
Accrued expenses	3,194	4,084
Income taxes payable	470	184
Current contingent consideration	—	9,963
Other current liabilities	5,094	1,991
Current maturities of long-term debt	1,609	2,236
Total current liabilities	28,489	25,625
Noncurrent liabilities
Long-term debt, less current maturities	14,693	23,455
Other long-term liabilities	4,856	1,258
Deferred income taxes, net	3,180	3,132
Total noncurrent liabilities	22,729	27,845
Total liabilities	51,218	53,470
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
September 30, 2019 and one share issued and outstanding at December 31, 2018	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 46,904,232 shares issued and 46,811,855 shares outstanding at September 30, 2019 and 45,100,771 shares issued
and 45,072,463 shares outstanding at December 31, 2018	469	451
Additional paid-in capital	421,583	411,423
Accumulated other comprehensive loss	(82,025)	(84,030)
Retained deficit	(196,852)	(166,206)
Treasury stock, at cost; 92,377 shares at September 30, 2019 and 28,308 shares
at December 31, 2018	(667)	(337)
Total stockholders’ equity	142,508	161,301
Non-controlling interest	19,339	14,930
Total equity	161,847	176,231
Total liabilities and stockholders' equity	$213,065	$229,701

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(22,837)	$16,813
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,833	13,288
Impairment	7,919	—
Amortization of deferred loan cost	236	251
Share-based compensation	9,380	8,197
Provision for inventory obsolescence	417	1,219
Deferred income tax expense (benefit)	9,281	(2,148)
Gain on sale of property and equipment	(300)	(39)
Change in fair value of contingent consideration	37	(3,005)
Provision for doubtful accounts	1,715	—
Payment of contingent consideration	(3,042)	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(9,552)	(10,787)
Inventories	(8,218)	(1,529)
Prepaid expenses and other assets	723	(2,237)
Accounts payable—trade	12,272	6,959
Accrued expenses	(915)	(2,371)
Other liabilities	(805)	816
Income taxes receivable/payable	671	(17,812)
Net cash provided by operating activities	4,815	7,615
Cash flows from investing activities
Purchases of property and equipment	(4,990)	(7,352)
Purchase and development of software and technology	(251)	(2,588)
Proceeds from sales of property and equipment	816	298
Net cash used in investing activities	(4,425)	(9,642)
Cash flows from financing activities
Equipment note borrowings	835	1,001
Payments on equipment note and finance leases	(4,552)	(1,437)
Promissory note borrowings	—	5,053
Payments on promissory note	—	(8,366)
Payments on revolver	(7,000)	—
Payment of contingent consideration	(6,958)	—
Proceeds from the exercise of options for common stock	—	1,001
Treasury shares withheld	(330)	(161)
Distribution to noncontrolling interest	(3,400)	(500)
Proceeds from the issuance of ESPP shares	1,025	—
Payment of deferred loan cost related to senior secured credit facility	(871)	—
Net cash used in financing activities	(21,251)	(3,409)
Effect of exchange rate changes on cash and cash equivalents	248	(933)
Net change in cash and cash equivalents	(20,613)	(6,369)
Cash and cash equivalents beginning of period	25,131	33,809
Cash and cash equivalents end of period	$4,518	$27,440
Supplemental cash flow information
Cash paid for income taxes (net of refunds)	$210	$22,922

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET (LOSS) INCOME AND ADJUSTED NET (LOSS) EARNINGS PER DILUTED SHARE

	Three Months Ended				Nine Months Ended
	September 30, 2019		September 30, 2018		September 30, 2019		September 30, 2018
	Effect on Net Income (Loss)	Impact on Diluted Earnings (Loss) Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,621	$0.08	$6,323	$0.13	$(30,646)	$(0.66)	$13,248	$0.28
Adjustments
Impairment (a)	—	—	—	—	7,919	0.17	—	—
Realized and unrealized losses (gains) (b)	124	—	666	0.01	667	0.01	368	0.01
Change in fair value of contingent consideration (c)	—	—	(1,865)	(0.04)	37	—	(3,005)	(0.06)
Income tax impact from adjustments (d)	(6,973)	(0.15)	319	0.01	11,757	0.26	705	0.01
Adjusted net (loss) income attributable to NCS Multistage Holdings, Inc.	$(3,228)	$(0.07)	$5,443	$0.11	$(10,266)	$(0.22)	$11,316	$0.24

_____________________

(a)	Represents non-cash impairment charge for goodwill as the fair value was lower than the carrying value.
(b)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(c)

The change in 2019 represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019. The change in 2018 was due to the revaluation of the earn-out obligations associated with our acquisitions.

(d)

Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment recorded during the three months ended June 30, 2019.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$6,609	$7,766	$(22,837)	$16,813
Income tax (benefit) expense	(1,396)	3,211	10,200	3,137
Interest expense, net	424	317	1,497	1,382
Depreciation	1,461	1,174	4,382	3,429
Amortization	1,153	3,255	3,451	9,859
EBITDA	8,251	15,723	(3,307)	34,620
Impairment (a)	—	—	7,919	—
Share-based compensation (b)	2,872	2,865	9,154	8,197
Professional fees (c)	1,363	486	3,740	1,248
Unrealized foreign currency loss (d)	67	515	317	2,172
Realized foreign currency loss (gain) (e)	64	173	361	(1,773)
Change in fair value of contingent consideration (f)	—	(1,865)	37	(3,005)
Severance and other termination benefits (g)	721	—	721	—
Other (h)	278	98	923	528
Adjusted EBITDA	$13,616	$17,995	$19,865	$41,987
Adjusted EBITDA Margin	22%	29%	13%	24%
Adjusted EBITDA Less Share-Based Compensation	$10,744	$15,130	$10,711	$33,790

_____________________

(a)	Represents non-cash impairment charge for goodwill as the fair value was lower than the carrying value.
(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(d)	Represents unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(e)	Represents realized foreign currency translation gains and losses due to movement in the foreign currency exchange rates between the periods.
(f)

The change in 2019 represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019. The change in 2018 was due to the revaluation of the earn-out obligations associated with our acquisitions.

(g)	Reflects charges incurred in connection with a reduction in workforce implemented in the third quarter of 2019.
(h)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
United States
Product sales	$21,639	$18,125	$62,272	$48,011
Services	6,915	8,157	18,370	27,976
Total United States	28,554	26,282	80,642	75,987
Canada
Product sales	18,531	21,215	43,953	67,653
Services	7,590	7,958	18,670	22,567
Total Canada	26,121	29,173	62,623	90,220
Other Countries
Product sales	3,586	5,293	4,708	6,850
Services	2,512	1,943	5,418	3,718
Total Other Countries	6,098	7,236	10,126	10,568
Total
Product sales	43,756	44,633	110,933	122,514
Services	17,017	18,058	42,458	54,261
Total revenues	$60,773	$62,691	$153,391	$176,775